Exhibit 11

                               FARREL CORPORATION
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                 (In thousands, except per share and share data)

                                                           Three Months Ended                  Nine Months Ended
                                                           ------------------                  -----------------
                                                     September 29,    September 30,    September 29,      September 30,
                                                         2002             2001             2002               2001
                                                     -------------    -------------    -------------      -------------
Net income (loss) applicable to common stock                $348             $923            $(879)            $(257)
                                                       =========        =========        =========         =========
Weighted average number of common
shares outstanding -  Basic earnings per share         5,228,461        5,228,461        5,228,461         5,228,999

Effect of dilutive stock and purchase  options            48,402               --               --                --
                                                       ---------        ---------        ---------         ---------

Weighted average number of common
shares outstanding - Diluted earnings per share        5,276,863        5,228,461        5,228,461         5,228,999
                                                       =========        =========        =========         =========

Net income (loss) per common
  share - Basic                                            $0.07            $0.18           $(0.17)           $(0.05)
                                                       =========        =========        =========         =========
  share - Fully diluted                                    $0.07            $0.18           $(0.17)           $(0.05)
                                                       =========        =========        =========         =========

Options outstanding at September 29, 2002, to purchase 283,000 shares of common stock at prices ranging from $2.00 to $6.75 were not included in the computation of dilutive EPS for the three month period ending September 29, 2002, because the options' exercise prices were greater than the average market price of the common shares. Options outstanding at September 29, 2002, to purchase 373,000 shares of common stock at prices ranging from $0.60 to $6.75 were not included in the computation of dilutive EPS for the nine month period ending September 29, 2002, because the effect of the options was anti-dilutive.

Options outstanding at September 30, 2001, to purchase 369,000 shares of common stock at prices ranging from $2.00 to $9.50 were not included in the computation of dilutive EPS for (1) the three month period ending September 30, 2001, because the options' exercise prices were greater than the average market price of the common shares and (2) the nine month period ending September 30, 2001, because the effect of the options was anit-dilutive.